Exhibit 10.4

MAGELLAN PETROLEUM CORPORATION

1998 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement evidences the award of shares of restricted common stock, par value $0.01 per share (the “Common Stock”) of Magellan Petroleum Corporation (the “Company”) to the individual whose name appears below (the “Grantee”), pursuant to the provisions of the Company’s 1998 Stock Incentive Plan (the “Plan”) and on the following express terms and conditions (capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan):

1. Name of Grantee:	[NAME OF DIRECTOR]

2. Number of Restricted Shares:	12,500 shares (the “Restricted Shares”)

3. Grant Date:	April 1, 2010

4.	Effectiveness; Execution of Agreement: Grantee shall have no rights with respect to the Restricted Shares awarded hereby unless Grantee shall have accepted the award of the Restricted Shares within 60 days (or such shorter date as the Committee may specify) following the Grant Date by executing and delivering to the Secretary of the Company a copy of this Restricted Stock Award Agreement.

5.	Vesting of Restricted Shares: All of the Restricted Shares awarded hereby shall become immediately vested in full as of the Grant Date.

6.	Stock Certificates: Certificates representing the Restricted Shares shall, if requested by Grantee, be issued in the name of Grantee and delivered to Grantee or his or her agent upon Grantee’s instruction to the Company.

7.	Compliance with Laws and Regulations: The issuance of the Restricted Shares pursuant to this Agreement shall (a) be subject to restrictions imposed at any time on the delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable; and (b) be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue any Shares of Common Stock pursuant to this Agreement if such issuance would violate any such securities laws, rules or regulations.

8.	Interpretation: Grantee hereby acknowledges that this Agreement is governed by the Plan, a copy of which Grantee hereby acknowledges having received, and by such administrative rules and regulations relative to the Plan and not inconsistent therewith as may be adopted and amended from time by the Compensation, Nominating and Governance Committee (the “Rules”). Grantee agrees to be bound by the terms and provisions of the Plan and the Rules.

9.	Miscellaneous: This Agreement and the Plan (a) contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto; and (b) shall be binding upon and inure to the benefit of the Company, its successors and assigns and Grantee, his heirs, devisees and legal representatives. In the event of Grantee’s death or a judicial determination of his incompetence, reference in this Agreement to Grantee shall be deemed to refer to his legal representative, heirs or devisees, as the case may be.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its authorized officer, as of the Grant Date identified in Section 3 above.

MAGELLAN PETROLEUM CORPORATION			Agreed and Accepted by:

BY:
	Name:	Edward B. Whittemore	[NAME OF DIRECTOR]
	Title:	Secretary

Date: April 1, 2010